Exhibit 99.1

For Immediate Release

Aquinox Pharmaceuticals Announces Third Quarter 2018

Financial Results

VANCOUVER, British Columbia, November 7, 2018 — Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ:AQXP), a pharmaceutical company discovering and developing novel drug candidates to treat inflammation, inflammatory pain, and blood cancers, today provided a corporate update and reported financial results for the third quarter ending September 30, 2018.

“We ended the third quarter with $86.7 million in cash and cash equivalents and have taken additional steps to reduce expenditures, including further reductions planned in the fourth quarter, to optimize our cash reserves while we evaluate strategic alternatives,” said David Main, President & CEO of Aquinox.

Recent Business Updates

Company Restructuring. In July 2018, Aquinox announced a restructuring plan to reduce operating costs and better align its workforce with the needs of its business. On November 6, 2018, Aquinox’s Board of Directors approved further restructuring to reduce operating costs. Aquinox’s headcount for 2019 will be reduced to eight FTE’s with all R&D activities suspended and no material R&D spending planned while strategic alternatives are being considered.

Summary of Financial Results

Cash Position. Cash and cash equivalents totaled $86.7 million as of September 30, 2018, compared to cash, cash equivalents and short-term investments of $108.1 million as of December 31, 2017. The decrease was primarily the result of expenditures related to the LEADERSHIP 301 clinical trial in IC/BPS and costs associated with restructuring activities, partly off-set by the $25 million payment from Astellas in relation to the exclusive licensing agreement.

R&D Expenses. Research and development expenses for the third quarter of 2018 increased to $10.7 million from $8.5 million in the third quarter of 2017. This increase was primarily driven by costs associated with restructuring activities, including terminating our clinical trials of rosiptor and related contracts. Aquinox expects its research and development expenses to decline over the remainder of 2018 and into 2019 as it completes the closing activities related to the rosiptor clinical trials.

G&A Expenses. General and administrative expenses for the third quarter of 2018 increased to $4.5 million from $3.6 million in the third quarter of 2017. This increase was primarily driven by restructuring costs.

Net Loss. Net loss for the third quarter of 2018 was $15.0 million compared to a net loss of $11.8 million in the third quarter of 2017. This increase was primarily driven by costs associated with restructuring activities, including terminating our clinical trials of rosiptor and related contracts.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a pharmaceutical company discovering and developing novel therapeutics for conditions marked by inflammation, inflammatory pain, and blood cancers. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-Looking Statements

Certain of the statements made in this press release are forward looking, including those relating to evaluation of our pipeline and strategic options. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: clinical drug development is a lengthy and expensive process with an uncertain outcome; our ability to identify or acquire additional clinical candidates, our ability to obtain and maintain regulatory approval for any future product candidates and the potential safety, efficacy or clinical utility of or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Info:

Kamran Alam

Vice President, Finance & CFO

Aquinox Pharmaceuticals, Inc.

604.629.9223

ir@aqxpharma.com

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated balance sheets

(Unaudited)

(In thousands of U.S. dollars)

	SEPTEMBER 30, 2018	DECEMBER 31, 2017
Assets
Cash, cash equivalents and short-term investments	$86,731	$108,085
Other current assets	562	740
Other long-term assets	521	1,504

Total assets	$87,814	$110,329

Liabilities
Current liabilities	$10,749	$10,956
Non-current liabilities	343	486

Total liabilities	11,092	11,442

Stockholders’ equity	76,722	98,887

Total liabilities and stockholders’ equity	$87,814	$110,329

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated statements of operations

(Unaudited)

(In thousands of U.S. dollars, except per share and share amounts)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2018	2017	2018	2017
Revenue	$—	$—	$25,000	$—
Operating expenses
Research and development	10,713	8,456	39,217	24,708
General and administrative	4,484	3,614	13,107	9,879

Total operating expenses	15,197	12,070	52,324	34,587

Loss from operations	(15,197)	(12,070)	(27,324)	(34,587)
Other income, net	204	237	626	672

Net loss	$(14,993)	$(11,833)	$(26,698)	$(33,915)

Net loss per common stock – basic and diluted	$(0.64)	$(0.50)	$(1.14)	$(1.45)
Basic and diluted weighted average number of common stock outstanding	23,537,368	23,464,785	23,513,489	23,444,181